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                                                                      EXHIBIT 12

                              M.D.C. HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                           YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------------------
                                                            2004         2003         2002         2001        2000
                                                          ---------    ---------    ---------    ---------   ---------
Earnings                                                  $ 675,748    $ 389,940    $ 301,072    $ 286,228   $ 232,034
                                                          ---------    ---------    ---------    ---------   ---------
Fixed Charges                                             $  43,011    $  43,977    $  27,453    $  28,782   $  30,844

Earnings to Fixed Charges                                     15.71         8.87        10.97         9.94        7.52
                                                          =========    =========    =========    =========   =========
EARNINGS:

Pretax Earnings from Continuing Operations                  636,914      348,223      274,044      255,387     203,201
Add:
Fixed Charges                                                43,011       43,977       27,453       28,782      30,844
  Less capitalized interest                                 (32,879      (26,779)     (21,116)     (22,498)    (24,367)
  Add amortization of previously capitalized interest        28,702       24,519       20,691       24,557      22,356
                                                          ---------    ---------    ---------    ---------   ---------

Total Earnings                                              675,748      389,940      301,072      286,228     232,034
                                                          =========    =========    =========    =========   =========
FIXED CHARGES:

Homebuilding and corporate interest expense                       0            0            0            0           0
Mortgage lending interest expense                             1,946        1,967        1,822        2,666       3,115
Interest component of rent expense                            5,462        3,897        2,812        2,253       2,177
Amortization and expensing of debt expenses (1)               2,724       11,334        1,703        1,365       1,185
Capitalized interest                                         32,879       26,779       21,116       22,498      24,367
                                                          ---------    ---------    ---------    ---------   ---------

Total Fixed Charges                                          43,011       43,977       27,453       28,782      30,844
                                                          =========    =========    =========    =========   =========

(1)  2003 includes $9,315 of expenses related to debt redemption.